EXHIBIT 99.1

10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE
NASDAQ STOCK MARKET FOR RELEASE: DATE:	MCBC Immediate April 28, 2011

Macatawa Bank Corporation Reports Fourth Consecutive Quarter of
Profitability with First Quarter Results

Holland, Michigan, April 28, 2011 - Macatawa Bank Corporation (Nasdaq: MCBC) today announced its results for the first quarter of 2011, marking the Company's fourth consecutive quarter of profitability and continued improvement in all key capital and operational ratios.
•

Net income of $1.3 million, compared to a net loss of $21.1 million in the same quarter of last year, net income of $835,000 in the fourth quarter 2010 and net income of $703,000 in the third quarter 2010

•	Continued improvement in asset quality metrics, with nonperforming loans down 34 percent and total past due loans down 26 percent compared to the fourth quarter of 2010
•	Net charge offs of $3.6 million, down 73 percent from $13.6 million in the first quarter of 2010
•	Improvement in capital ratios, all of which are now above minimums ordinarily required for "well capitalized" banks
•	Deposit accounts remain insured by the FDIC up to the maximum amount permitted by law

Macatawa reported net income available to common shares of $1.3 million, or $0.07 per diluted share, in the first quarter 2011 compared to net loss of $21.1 million, or $1.19 per diluted share, for the first quarter 2010. This improvement continues a trend experienced over the last three quarters of 2010 with the Company reporting net income of $835,000 in the fourth quarter 2010, $703,000 in the third quarter 2010 and $1.7 million in the second quarter 2010.

"Since I accepted the role of Chairman of Macatawa Bank Corporation in late 2009," said Richard L. Postma, "we have been cautious not to place undue emphasis on what may be considered a positive or negative quarter or on apparent trends. Our focus is broader and long-term. Our goal is to return Macatawa Bank to consistent profitability and to be an exceptional community bank in West Michigan. Nonetheless, we are pleased with our first quarter profit, which continued the momentum the Company achieved in the last three quarters of 2010. The first quarter of 2011 represented our fourth consecutive quarter of profitability, with continued improvements in every key capital and performance metric. Net charge-offs for the first quarter of 2011 were at our lowest level since the third quarter of 2008. Nonperforming loans were at our lowest level since the third quarter of 2007."

Mr. Postma continued, "These significant achievements are a result of our efforts beginning in late 2009 to identify and address asset quality and procedural weaknesses. We believe the improvements in our credit quality metrics reflect improved stability in our loan portfolio, real estate values and the Michigan economy in general. It is our belief that the work we have done since late 2009, coupled with our improving credit quality metrics, position us to continue down a path toward sustained profitability."

Mr. Postma continued, "Regulatory capital ratios at March 31, 2011 were at the highest level since the first quarter of 2009 and have now returned to levels ordinarily required for banks to be categorized as "well capitalized" under regulatory standards. As a result, the amount of capital we need to contribute to the Bank to comply with our Consent Order has decreased from $43.2 million at March 31, 2010 to $14.0 million at March 31, 2011. Our goal remains to reach compliance with the Consent Order, and we continue to work closely with regulators in our efforts to do so."

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Macatawa Bank Corporation 1Q Results / page 2 of 5

Mr. Postma concluded, "We remain focused on further improvements and our long-term goals. We must continue to improve the Bank's capital ratios, and we must significantly reduce our level of other-real-estate-owned and non-performing loans. Through the commitment of our Board of Directors, management and employees, we intend to continue our efforts to build accountability, confidence and performance in Macatawa Bank and serve West Michigan as an exceptional community bank."

Over the past year and a half, under the direction of the Board of Directors, the Company has navigated a difficult banking environment and critical transition period. Under this leadership, the Bank improved business and banking principles, added experienced personnel, added new directors with financial and accounting expertise, enhanced corporate governance, and bolstered the Bank's risk management functions by adding key individuals in its Special Assets and Loan Review groups. During the first quarter of 2011, the Company appointed a seasoned banker as head of commercial banking and added specialists to its Special Assets group to focus on the disposition of other real estate owned properties.

Operating Results

Net interest income for the first quarter 2011 totaled $11.6 million, a decrease of $686,000 from the fourth quarter 2010 and a decrease of $1.4 million from the first quarter 2010. Net interest margin was 3.22 percent, down 16 basis points from 3.38 percent on a consecutive quarter basis, and was at the same level as the first quarter 2010. Late in the fourth quarter of last year and throughout the first quarter of this year the Bank experienced a sharp seasonal increase in deposit balances. While creating a strong liquidity position for the Bank, the excess seasonal deposits have the short-term impact of decreasing net interest margin.

Average interest earning assets for the first quarter 2011 decreased $14.4 million from the fourth quarter 2010 and were down $211.5 million from the first quarter 2010, negatively impacting net interest income. The decreases in assets reflected the Bank's continued focus on capital ratio maintenance, liquidity improvement, and reduction in credit exposure within certain segments of its loan portfolio.

Non-interest income of $3.7 million for the first quarter 2011 was down $829,000 from the fourth quarter 2010, and up $211,000 from the first quarter 2010. The decrease from the fourth quarter 2010 was primarily due to a $574,000 gain in the fourth quarter 2010 on the sale of a property that had been held for branch expansion. The increase over the prior year period was primarily due to a higher level of gains on sales of mortgage loans in the first quarter 2011.

Non-interest expense was $15.4 million for the first quarter 2011, compared to $15.6 million for the fourth quarter 2010 and $17.9 million for the first quarter 2010. The largest increase in non-interest expense related to costs associated with the administration and disposition of problem loans and non-performing assets, which were up $238,000 in the first quarter 2011 compared to the fourth quarter 2010 and down $1.1 million compared to the first quarter 2010. FDIC insurance assessments remained elevated at $1.0 million as a result of higher assessment rates implemented by the FDIC, and were substantially unchanged compared to the last quarter of 2010 and down slightly from $1.2 million in the first quarter 2010.

When excluding nonperforming asset costs and FDIC assessments, non-interest expense was $10.0 million for the most recent quarter, down $300,000 from $10.3 million in the fourth quarter 2010 and down $1.1 million from $11.1 million for the first quarter 2010. These costs continue to trend downward as a result of the Company's ongoing focus on expense management and its efforts to scale its operations to respond to the impact of the prolonged economic weakness.

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Macatawa Bank Corporation 1Q Results / page 3 of 5

Asset Quality

As a result of the continued decline in net charge-offs, consistent improvements in nonperforming loans and delinquencies over the past four quarters, and continued shrinkage of the loan portfolio, the provision for loan losses for the first quarter 2011 was a negative $1.45 million. The provision for loan losses was $400,000 for the fourth quarter 2010, $550,000 in the third quarter 2010, $1.8 million in the second quarter 2010 and $19.7 million in the first quarter 2010. Net charge-offs for the first quarter 2011 were at the lowest quarterly level since 2008 at $3.6 million, compared to $5.2 million for the fourth quarter 2010, $4.6 million for the third quarter 2010, $6.3 million for the second quarter 2010 and $13.6 million for the first quarter 2010.

The allowance for loan losses of $42.3 million was 3.67 percent of total loans at March 31, 2011, compared to 3.90 percent of total loans at December 31, 2010 and 4.23 percent at March 31, 2010. While this overall loan coverage ratio declined, the more important ratio of loan loss reserve coverage to nonperforming loans increased significantly to 75.48 percent at March 31, 2011, compared to 62.93 percent of December 31, 2010 and 59.27 percent at March 31, 2010. This ratio is at its highest level since June 2007.

At March 31, 2011, the Company's non-performing loans were $56.1 million, representing 4.86% of total loans, the lowest level since the third quarter of 2007. This compares to $75.4 million (6.19 percent of total loans) at December 31, 2010, $84.4 million (6.61 percent of total loans) at September 30, 2010 and $102.5 million (6.88% of total loans) at March 31, 2010. Other-real-estate-owned is higher at $65.0 million at March 31, 2011 compared to $58.0 million at December 31, 2010 and $45.8 million at March 31, 2010. These balances have increased as our problem loans have migrated through the normal collection process. However, the total of nonperforming loans and other-real-estate-owned has decreased by $27.3 million from March 31, 2010 to March 31, 2011.

A break-down of non-performing loans is shown in the table below.
Dollars in 000s	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Commercial Real Estate	$43,039	$60,186	$72,310	$81,319	$81,669
Commercial and Industrial	11,180	12,170	8,326	10,418	17,782
Total Commercial Loans	54,219	72,356	80,636	91,737	99,451
Residential Mortgage Loans	389	1,830	2,702	1,976	1,849
Consumer Loans	1,489	1,175	1,110	1,345	1,248
Total Non-Performing Loans	$56,097	$75,361	$84,448	$95,058	$102,548
Residential Developer Loans (a)	$20,715	$22,137	$32,822	$37,939	$36,594

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in non-performing commercial loans secured by real estate

Total non-performing assets were $121.1 million, or 7.78 percent of total assets, at March 31, 2011. A break-down of non-performing assets is shown in the table below.
Dollars in 000s	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Non-Performing Loans	$56,097	$75,361	$84,448	$95,058	$102,548
Other Repossessed Assets	22	50	130	81	84
Other Real Estate Owned	64,992	57,984	53,982	48,672	45,790
Total Non-Performing Assets	$121,111	$133,395	$138,560	$143,811	$148,422

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Macatawa Bank Corporation 1Q Results / page 4 of 5

Balance Sheet, Liquidity and Capital

Total assets were $1.56 billion at March 31, 2011, a decrease of $21 million from $1.58 billion at December 31, 2010. Total loans were $1.15 billion at March 31, 2011, down $63 million from $1.22 billion at December 31, 2010.

Commercial loans decreased by $47.5 million, representing the majority of the decrease in total loans since December 31, 2010. The commercial real estate portfolio was reduced by $43.4 million as the Company continued its efforts to reduce exposure in these segments. Commercial and industrial loans declined by only $4.0 million. Of the decline in commercial real estate loans, $35.3 million was in loans to residential developers, the portfolio that has caused the majority of stress within the Company's loan portfolio.

The composition of the commercial loan portfolio is shown in the table below:
Dollars in 000s	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Construction and development	$121,147	$133,228	$139,579	$150,443	$156,867
Other commercial real estate	504,600	535,960	548,071	582,882	611,904
Commercial Loans Secured by Real Estate	625,747	669,188	687,650	733,325	768,771
Commercial and Industrial	260,669	264,680	285,924	314,087	344,294
Total Commercial Loans	$886,416	$933,868	$973,574	$1,047,412	$1,113,065
Residential Developer Loans (a)	$60,414	$95,736	$106,372	$120,344	$130,727

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate

The reduction in loans since year-end 2010 allowed the Company to continue its reduction of wholesale funding. In the first quarter 2011, wholesale funding, including out-of-market deposits acquired through brokers and other borrowed funds, decreased by $16.7 million. Total deposits were $1.26 billion at March 31, 2011, down $12.0 million from $1.28 billion at December 31, 2010, as the Bank continued to encourage run-off of brokered deposits and higher priced local certificates of deposit. Customer deposit accounts remain fully insured to the highest levels available under the FDIC insurance programs.

The Bank's capital ratios continued to improve in the first quarter 2011. At March 31, 2011, all of the regulatory capital ratios for Macatawa Bank were maintained at levels in excess of those ordinarily required to be categorized as "well capitalized" under applicable regulatory capital guidelines, but the Bank did not have capital at levels required by its Consent Order. At March 31, 2011, the Bank's total risk-based capital ratio of 10.42 percent was above the 10.0 percent minimum ordinarily required to be categorized as "well capitalized" and below the 11.0 percent minimum required by the Consent Order. This ratio has steadily improved since March 31, 2010 when it was 8.14 percent. Because the Bank is subject to the Consent Order, it cannot be categorized as "well capitalized" regardless of actual capital levels. Significant improvement has been made with respect to the Bank's regulatory capital ratios over the past year which reduces the amount of capital the Company needs to raise in order to comply with the Consent Order.

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About Macatawa Bank / page 5 of 5

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Company offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing, business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services. The Company emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

"CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions. Forward-looking statements are identifiable by words or phrases such as "will," "believe," "continue," "trend," "position," "toward" "goal," "further," "intend," "efforts," "apparent" and other similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to trends in our credit quality metrics, our ability to build accountability, confidence and performance in Macatawa Bank, our ability to comply with our Consent Order and return to "well capitalized" status, our ability to continue down a path toward sustained profitability, and our ability to reduce our level of other-real-estate owned and non-performing loans. All statements with references to future time periods are forward-looking. Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including goodwill, mortgage servicing rights and deferred tax assets) and other-real-estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other-real-estate owned at its carrying value or at all, fully comply with our Consent Order, raise additional capital, improve regulatory capital ratios, successfully implement new programs and initiatives, increase efficiencies, address regulatory issues, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. Failure to comply with the agreements in our Consent Order could result in further regulatory action which could have a material adverse effect on Macatawa Bank Corporation and its shareholders. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2010. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)
	Quarter Ended March 31
EARNINGS SUMMARY	2011	2010
Total interest income	$15,853	$20,937
Total interest expense	4,255	7,909
Net interest income	11,598	13,028
Provision for loan loss	(1,450)	19,710
Net interest income after provision for loan loss	13,048	(6,682)
NON-INTEREST INCOME
Deposit service charges	949	1,065
Net gains on mortgage loans	435	181
Trust fees	651	890
Other	1,644	1,332
Total non-interest income	3,679	3,468
NON-INTEREST EXPENSE
Salaries and benefits	5,347	5,450
Occupancy	1,011	1,052
Furniture and equipment	817	981
FDIC assessment	978	1,257
Administration and disposition of problem assets	4,434	5,535
Other	2,849	3,651
Total non-interest expense	15,436	17,926
Income (loss) before income tax	1,291	(21,140)
Income tax expense (benefit)	-	-
Net income (loss)	$1,291	$(21,140)
Dividends declared on preferred shares	-	-
Net income (loss) available to common shares	$1,291	$(21,140)

Basic earnings per common share	$0.07	$(1.19)
Diluted earnings per common share	$0.07	$(1.19)
Return on average assets	0.33%	-4.74%
Return on average equity	7.49%	-101.04%
Net interest margin	3.22%	3.22%
Efficiency ratio	101.04%	108.67%

BALANCE SHEET DATA	March 31	December 31	March 31
Assets	2011	2010	2010
Cash and due from banks	$24,265	$21,274	$22,948
Federal funds sold and other short-term investments	238,362	214,853	26,657
Securities available for sale	12,660	9,120	115,107
Securities held to maturity	-	83	333
Federal Home Loan Bank Stock	11,932	11,932	12,275
Loans held for sale	942	2,537	1,501
Total loans	1,153,992	1,217,196	1,438,107
Less allowance for loan loss	42,343	47,426	60,782
Net loans	1,111,649	1,169,770	1,377,325
Premises and equipment, net	56,410	56,988	60,444
Bank-owned life insurance	25,229	25,014	24,595
Other real estate owned	64,992	57,984	45,790
Other assets	10,794	8,706	31,454
Total Assets	$1,557,235	$1,578,261	$1,718,429
Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$282,050	$255,897	$228,842
Interest-bearing deposits	982,615	1,020,723	1,141,925
Total deposits	1,264,665	1,276,620	1,370,767
Other borrowed funds	174,270	185,336	232,003
Surbordinated debt	1,650	1,650	1,650
Long-term debt	41,238	41,238	41,238
Other liabilities	6,259	5,575	5,854
Total Liabilities	1,488,082	1,510,419	1,651,512
Shareholders' equity	69,153	67,842	66,917
Total Liabilities and Shareholders' Equity	$1,557,235	$1,578,261	$1,718,429

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)
	Quarterly
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
	2011	2010	2010	2010	2010
EARNINGS SUMMARY
Net interest income	$11,598	$12,284	$12,437	$12,818	$13,028
Provision for loan loss	(1,450)	400	550	1,800	19,710
Total non-interest income	3,679	4,508	3,726	6,322	3,468
Total non-interest expense	15,436	15,557	14,910	14,289	17,926
Federal income tax expense (benefit)	-	-	-	1,303	-
Net income (loss)	1,291	835	703	1,748	(21,140)
Dividends declared on preferred shares	-	-	-	-	-
Net income (loss) available to common shares	$1,291	$835	$703	$1,748	$(21,140)

Basic earnings per common share	$0.07	$0.05	$0.04	$0.10	$(1.19)
Diluted earnings per common share	$0.07	$0.05	$0.04	$0.10	$(1.19)

MARKET DATA
Book value per common share	$2.04	$1.96	$1.91	$1.87	$1.91
Tangible book value per common share	$2.02	$1.94	$1.89	$1.85	$1.88
Market value per common share	$2.48	$4.12	$1.48	$1.20	$1.75
Average basic common shares	17,679,621	17,679,884	17,677,284	17,692,231	17,696,922
Average diluted common shares	17,679,621	17,679,884	17,677,284	17,692,231	17,696,922
Period end common shares	17,679,621	17,679,621	17,680,211	17,682,458	17,696,423

PERFORMANCE RATIOS
Return on average assets	0.33%	0.20%	0.17%	0.41%	-4.74%
Return on average equity	7.49%	4.93%	4.21%	10.32%	-101.04%
Net interest margin (fully taxable equivalent)	3.22%	3.38%	3.22%	3.29%	3.22%
Efficiency ratio	101.04%	92.65%	92.25%	74.66%	108.67%
Full-time equivalent employees (period end)	385	382	387	391	375

ASSET QUALITY
Gross charge-offs	$4,132	$5,637	$5,114	$6,851	$14,235
Net charge-offs	$3,633	$5,167	$4,644	$6,296	$13,550
Net charge-offs to average loans (annualized)	1.23%	1.66%	1.41%	1.79%	3.68%
Nonperforming loans	$56,097	$75,361	$84,448	$95,058	$102,548
Other real estate and repossessed assets	$65,014	$58,034	$54,112	$48,753	$45,874
Nonperforming loans to total loans	4.86%	6.19%	6.61%	6.96%	7.13%
Nonperforming assets to total assets	7.78%	8.45%	8.49%	8.72%	8.64%
Allowance for loan loss	$42,343	$47,426	$52,192	$56,286	$60,782
Allowance for loan loss to total loans	3.67%	3.90%	4.08%	4.12%	4.23%
Allowance for loan loss to nonperforming
loans	75.48%	62.93%	61.80%	59.21%	59.27%

CAPITAL & LIQUIDITY
Average equity to average assets	4.40%	4.14%	4.09%	4.02%	4.69%
Tier 1 capital to average assets (Consolidated)	5.84%	5.82%	5.42%	5.25%	4.80%
Total capital to risk-weighted assets
(Consolidated)	10.34%	9.65%	9.30%	8.81%	8.27%
Tier 1 capital to average assets (Bank)	7.11%	7.10%	6.55%	6.31%	5.83%
Total capital to risk-weighted assets (Bank)	10.42%	9.68%	9.23%	8.70%	8.14%

END OF PERIOD BALANCES
Total portfolio loans	$1,153,992	$1,217,196	$1,278,298	$1,364,881	$1,438,107
Interest earning assets	1,417,783	1,453,041	1,480,046	1,517,318	1,589,670
Total assets	1,557,235	1,578,261	1,611,395	1,649,747	1,718,429
Deposits	1,264,665	1,276,620	1,279,710	1,312,701	1,370,767
Total shareholders' equity	69,153	67,842	66,992	66,241	66,917

AVERAGE BALANCES
Total portfolio loans	$1,183,517	$1,244,148	$1,319,029	$1,408,672	$1,473,337
Interest earning assets	1,437,638	1,423,287	1,515,501	1,555,372	1,649,121
Total assets	1,565,782	1,634,249	1,634,249	1,686,311	1,785,286
Deposits	1,263,115	1,224,156	1,297,498	1,341,243	1,394,701
Total shareholders' equity	68,924	67,735	66,860	67,733	83,692